                                                                    EXHIBIT 99-1

                           PULITZER PUBLISHING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report

         Statements of Consolidated Income for each of the Three Years in the Period Ended December 31, 1997

         Statements of Consolidated Financial Position at December 31, 1997 and
              1996

         Statements of Consolidated Stockholders' Equity for each of the Three
              Years in the Period Ended December 31, 1997

         Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1997

         Notes to Consolidated Financial Statements for the Three Years in the
              Period Ended December 31, 1997


MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS


FINANCIAL SCHEDULE

         Independent Auditors' Report

         Financial Schedule II for Each of the Three Years in the Period Ended
              December 31, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Publishing Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
February 6, 1998
(July 17, 1998 as to paragraphs
  1,2,3 and 5 of Note 2 and
  paragraphs 3 through 7 of
  Note 13; November 25, 1998
  as to paragraph 4 of Note 2;
  and December 11, 1998 as
  to Note 17)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

                                                                        YEARS ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                  1997            1996            1995
OPERATING REVENUES - NET:                                          (In thousands, except per share data)
  Publishing:
    Advertising                                                   $227,817        $191,939        $161,932
    Circulation                                                     87,611          81,434          76,349
    Other                                                           42,541          35,723          31,107
  Broadcasting                                                     227,016         224,992         202,939
                                                               ------------    ------------    ------------
              Total operating revenues                             584,985         534,088         472,327
                                                               ------------    ------------    ------------
OPERATING EXPENSES:
  Publishing operations                                            145,730         139,259         125,811
  Broadcasting operations                                           69,205          66,626          64,202
  Selling, general and administrative                              190,429         172,838         155,996
  St. Louis Agency adjustment (Note 3)                              19,450          13,972          12,502
  Depreciation and amortization                                     36,454          31,102          27,150
                                                               ------------    ------------    ------------
              Total operating expenses                             461,268         423,797         385,661
                                                               ------------    ------------    ------------

  Operating income                                                 123,717         110,291          86,666

  Interest income                                                    4,652           4,522           5,203
  Interest expense                                                 (16,081)        (13,592)        (10,171)
  Net other expense                                                 (1,203)         (5,449)         (2,330)
                                                               ------------    ------------    ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                           111,085          95,772          79,368

PROVISION FOR INCOME TAXES (Note 9)                                 45,057          38,272          30,046
                                                               ------------    ------------    ------------

NET INCOME                                                         $66,028         $57,500         $49,322
                                                               ============    ============    ============

BASIC EARNINGS PER SHARE OF STOCK (Note 12):
  Earnings per share                                                 $2.99           $2.62           $2.26
                                                               ============    ============    ============

  Weighted average number of shares outstanding                     22,110          21,926          21,800
                                                               ============    ============    ============

DILUTED EARNINGS PER SHARE OF STOCK (Note 12):
  Earnings per share                                                 $2.94           $2.58           $2.23
                                                               ============    ============    ============

  Weighted average number of shares outstanding                     22,452          22,273          22,097
                                                               ============    ============    ============

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                                DECEMBER 31,
                                                                        ------------------------------
                                                                           1997              1996
                                                                               (In thousands)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                 $62,749           $73,052
  Trade accounts receivable (less allowance for doubtful
    accounts of $2,411 and $2,576)                                           85,882            80,010
  Inventory                                                                   5,265             4,976
  Prepaid expenses and other                                                 12,847             5,650
  Program rights                                                              7,866             8,452
                                                                        ------------     -------------

              Total current assets                                          174,609           172,140
                                                                        ------------     -------------

PROPERTIES:
  Land                                                                       16,154            14,692
  Buildings                                                                  84,215            78,733
  Machinery and equipment                                                   225,113           209,854
  Construction in progress                                                    7,324             2,071
                                                                        ------------     -------------
              Total                                                         332,806           305,350
  Less accumulated depreciation                                             170,992           149,418
                                                                        ------------     -------------

              Properties - net                                              161,814           155,932
                                                                        ------------     -------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of applicable amortization (Notes 4 and 5)        287,617           298,305
  Receivable from The Herald Company (Notes 3 and 8)                         39,733            39,955
  Other                                                                      19,183            17,519
                                                                        ------------     -------------

              Total intangible and other assets                             346,533           355,779
                                                                        ------------     -------------

                   TOTAL                                                   $682,956          $683,851
                                                                        ============     =============

                                                                     (Continued)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                                DECEMBER 31,
                                                                        ------------------------------
                                                                           1997              1996
                                                                               (In thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                    $16,158           $13,355
  Current portion of long-term debt (Note 6)                                 12,705            14,705
  Salaries, wages and commissions                                            15,232            14,897
  Income taxes payable                                                        3,070             1,267
  Program contracts payable                                                   7,907             8,916
  Interest payable                                                            5,677             7,177
  Pension obligations (Note 7)                                                  348             2,123
  Acquisition payable                                                         9,804             9,804
  Other                                                                       4,386             4,566
                                                                        ------------     -------------
              Total current liabilities                                      75,287            76,810
                                                                        ------------     -------------

LONG-TERM DEBT (Note 6)                                                     172,705           235,410
                                                                        ------------     -------------

PENSION OBLIGATIONS (Note 7)                                                 26,709            23,415
                                                                        ------------     -------------

POSTRETIREMENT AND POSTEMPLOYMENT
  BENEFIT OBLIGATIONS (Note 8)                                               91,906            92,252
                                                                        ------------     -------------

OTHER LONG-TERM LIABILITIES                                                   5,572             6,027
                                                                        ------------     -------------

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Note 10):
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; issued and outstanding - none
  Common stock, $.01 par value; 100,000,000 shares authorized;
    issued - 6,797,895 in 1997 and 6,498,215 in 1996                             68                65
  Class B common stock, convertible, $.01 par value; 50,000,000 shares authorized; issued - 27,125,247 in 1997 and
    27,214,842 in 1996                                                          271               272
  Additional paid-in capital                                                135,542           129,173
  Retained earnings                                                         362,828           308,283
                                                                        ------------     -------------
              Total                                                         498,709           437,793
  Treasury stock - at cost; 24,660 and 22,811 shares of common stock in 1997 and 1996, respectively, and 11,700,850 shares of
    Class B common stock in 1997 and 1996                                  (187,932)         (187,856)
                                                                        ------------     -------------
              Total stockholders' equity                                    310,777           249,937
                                                                        ------------     -------------

                   TOTAL                                                   $682,956          $683,851
                                                                        ============     =============

                                                                     (Concluded)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                        Total
                                                               Class B      Additional                                  Stock-
                                                 Common        Common        Paid-in       Retained      Treasury      holders'
                                                  Stock         Stock        Capital       Earnings       Stock         Equity
                                               ------------  ------------  ------------- ------------- ------------- -------------
                                                                                 (In thousands)

BALANCES AT JANUARY 1, 1995                            $44          $206       $122,070      $220,322     $(187,623)     $155,019

  Issuance of common stock grants                                                   218                                       218
  Common stock options exercised                         2                        2,327                                     2,329
  Conversion of Class B common stock
    to common stock                                      1            (1)
  Tax benefit from stock options exercised                                          924                                       924
  Net income                                                                                   49,322                      49,322
  Cash dividends declared and paid $.41 per
    share of common and Class B
common                                                                                         (8,828)                     (8,828)
  Purchase of treasury stock                                                                                   (213)         (213)
                                               ------------  ------------  ------------- ------------- ------------- -------------

BALANCES AT DECEMBER 31, 1995                           47           205        125,539       260,816      (187,836)      198,771

  Issuance of common stock grants                                                    76                                        76
  Common stock options exercised                         1                        2,166                                     2,167
  Conversion of Class B common stock
    to common stock                                      1            (1)
  Tax benefit from stock options exercised                                        1,476                                     1,476
  Net income                                                                                   57,500                      57,500
  Cash dividends declared and paid $.46 per
    share of common and Class B common                                                        (10,033)                    (10,033)
  Purchase of treasury stock                                                                                    (20)          (20)
  Four for three stock split in the form of a
     33.3 percent stock dividend (Note 10)              16            68            (84)
                                               ------------  ------------  ------------- ------------- ------------- -------------

BALANCES AT DECEMBER 31, 1996                           65           272        129,173       308,283      (187,856)      249,937

  Issuance of common stock grants                                                    70                                        70
  Common stock options exercised                         2                        3,297                                     3,299
  Conversion of Class B common stock
    to common stock                                      1           (1)
  Common stock issued under Employee
    Stock Purchase Plan                                                             322                                       322
  Tax benefit from stock options exercised                                        2,680                                     2,680
  Net income                                                                                   66,028                      66,028
  Cash dividends declared and paid $.52 per
    share of common and Class B common                                                        (11,483)                    (11,483)
  Purchase of treasury stock                                                                                    (76)          (76)
                                               ------------  ------------  ------------- ------------- ------------- -------------

BALANCES AT DECEMBER 31, 1997                          $68          $271       $135,542      $362,828     $(187,932)     $310,777
                                               ============  ============  ============= ============= ============= =============




                                                                     (Continued)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     Common Stock                  Class B Common Stock
                                               --------------------------       ---------------------------
                                                               Held in                          Held in
                                                 Issued       Treasury             Issued       Treasury
                                               ------------  ------------       ------------- -------------
SHARE ACTIVITY:
                                                                     (In thousands)

BALANCES AT JANUARY 1, 1995                          4,444           (11)             20,609        (8,776)

  Issuance of common stock grants                        6
  Common stock options exercised                       119
  Conversion of Class B common stock
    to common stock                                    135                              (135)
  Purchase of treasury stock                                          (6)
                                               ------------  ------------       ------------- -------------

BALANCES AT DECEMBER 31, 1995                        4,704           (17)             20,474        (8,776)

  Issuance of common stock grants                        2
  Common stock options exercised                       140
  Conversion of Class B common stock
    to common stock                                     84                               (84)
  Four for three split in the form of a
   33.3 percent stock dividend (Note 10)             1,568            (6)              6,825        (2,925)
                                               ------------  ------------       ------------- -------------

BALANCES AT DECEMBER 31, 1996                        6,498           (23)             27,215       (11,701)

  Issuance of common stock grants                        1
  Common stock options exercised                       202
  Conversion of Class B common stock
    to common stock                                     90                               (90)
  Common stock issued under Employee
    Stock Purchase Plan                                  7
  Purchase of treasury stock                                          (2)
                                               ------------  ------------       ------------- -------------

BALANCES AT DECEMBER 31, 1997                        6,798           (25)             27,125       (11,701)
                                               ============  ============       ============= =============

                                                                     (Concluded)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------------
                                                                             1997            1996            1995
                                                                         -------------   -------------   -------------
                                                                                        (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                 $66,028          $57,500         $49,322
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                              22,884           20,434          19,281
    Amortization of intangibles                                               13,570           10,668           7,869
    Deferred income taxes                                                     (3,367)          (1,943)         (1,847)
    Gain on sale of assets                                                                       (421)
    Changes in assets and liabilities (net of the effects of the purchase
        and sale of properties) which provided (used) cash:
        Trade accounts receivable                                             (5,872)          (9,737)         (1,581)
        Inventory                                                               (289)           3,017          (3,121)
        Other assets                                                          (3,766)           7,842           1,150
        Trade accounts payable and other liabilities                           2,494            3,659           1,594
        Income taxes payable                                                   1,803             (239)         (3,713)
                                                                         ------------    -------------   -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     93,485           90,780          68,954
                                                                         ------------    -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                       (28,191)         (17,787)        (22,934)
  Purchase of publishing properties, net of cash acquired                                    (203,306)
  Purchase of broadcast assets                                                (3,141)          (5,187)
  Investment in joint ventures and limited partnerships                       (4,792)          (2,983)         (3,637)
  Sale of assets, net of cash sold                                                              4,150
  (Increase) decrease in notes receivable                                      4,979           (4,904)          1,875
                                                                         ------------    -------------   -------------
NET CASH USED IN INVESTING ACTIVITIES                                        (31,145)        (230,017)        (24,696)
                                                                         ------------    -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                                    135,000
  Repayments on long-term debt                                               (64,705)         (15,205)        (14,250)
  Dividends paid                                                             (11,483)         (10,033)         (8,828)
  Proceeds from exercise of stock options                                      3,299            2,167           2,329
  Proceeds from employee stock purchase plan                                     322
  Purchase of treasury stock                                                     (76)             (20)           (213)
                                                                         ------------    -------------   -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          (72,643)         111,909         (20,962)
                                                                         ------------    -------------   -------------

NET  (DECREASE) INCREASE IN CASH AND CASH                                    (10,303)         (27,328)         23,296
  EQUIVALENTS

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                73,052          100,380          77,084
                                                                         ------------    -------------   -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $62,749          $73,052        $100,380
                                                                         ============    =============   =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
    Interest paid                                                            $17,469           $9,716         $10,147
    Interest received                                                         (4,574)          (4,872)         (4,805)
    Income taxes                                                              45,110           38,530          35,862
    Income tax refunds                                                        (1,108)            (195)         (1,280)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY:
  Increase (decrease) in minimum pension liability and
    related intangible asset                                                    $402          $(1,059)          $(227)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Pulitzer Publishing Company (the "Company" or "Pulitzer") and its subsidiary companies, all of which are wholly-owned. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 14-week fourth quarter and a 53-week year. In 1997 and 1996, the fourth quarter was 13 weeks and the year was 52 weeks. For ease of presentation, the Company has used December 31 as the year-end.

Cash Equivalents - For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory Valuation - Inventory, which consists primarily of newsprint, is stated at the lower of cost (determined primarily using the last-in, first-out method) or market. If the first-in, first-out cost method had been used, inventory would have been $805,000 and $874,000 higher than reported at December 31, 1997 and 1996, respectively. Ink and other miscellaneous supplies are expensed as purchased.

Program Rights - Program rights represent license agreements for the right to broadcast feature programs, program series and other syndicated programs over limited license periods and are presented in the consolidated balance sheet at the lower of unamortized cost or estimated net realizable value. The total gross cost of each agreement is recorded as an asset and liability when the license period begins and all of the following conditions have been met: (a) the cost of the agreement is known or reasonably determinable, (b) the program material has been accepted in accordance with the conditions of the license agreement and (c) the program is available for broadcast. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively.

Program rights covering periods of less than one year are amortized on a straight-line basis as the programs are broadcast. Program rights covering periods greater than one year are generally amortized as a package or series over the license period using an accelerated method. When a determination is made that either the unamortized cost of a program exceeds its estimated net realizable value or a program will not be used prior to the expiration of the license agreement, appropriate adjustments are made to charge unamortized amounts to operations.

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 20 to 50 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 4 to 23 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration. In addition, the intangible asset relating to the Company's additional minimum pension liability under Statement of Financial Accounting Standards No. 87 is adjusted annually, as necessary, when a new determination of the amount of the additional minimum pension liability is made.

Long-Lived Assets - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. This statement became effective for the Company's 1996 fiscal year. The general requirements of this statement are applicable to the properties and intangible assets of the Company and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Employee Benefit Plans - The Company and its subsidiaries have several noncontributory defined benefit pension plans covering a significant portion of their employees. Benefits under the plans are generally based on salary and years of service. The Company's liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

The Company provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. In addition, the Company provides postemployment disability benefits to certain former employee groups prior to retirement. The significant portion of these benefits results from plans at the St. Louis Post-Dispatch. The Company's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. The Company accrues postemployment disability benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. All of the Company's postretirement and postemployment benefits are funded on a pay-as-you-go basis.

Income Taxes - Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either the financial statements or tax returns of the Company. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the Company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. The Company continues to recognize and measure compensation for its restricted stock and stock option plans in accordance with the existing provisions of APB 25.

Earnings Per Share of Stock - Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). This statement simplifies the standards for computing earnings per share ("EPS"), making them comparable to international standards, and supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share ("APB 15"). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. The statement also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. As required by SFAS 128, diluted EPS has been computed for all prior periods presented to conform to the provisions of the new statement.

Basic earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding during the applicable period, adjusted for the stock splits described in Note 10.

 Diluted earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding and potential common shares. (see Note 12)

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications - Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.

2.  SPIN-OFF AND MERGER

On May 25, 1998, the Company, Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business"). The Broadcasting Business consists of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company ("PBC"), a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries. The Broadcasting Business will be acquired by Hearst-Argyle through the merger ("Merger") of the Company into Hearst-Argyle.

Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of PBC and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

Consummation of the Transactions is subject, among other things, to the receipt of various regulatory approvals, Pulitzer stockholder approval of the Charter Amendment (as defined in Note 17) and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special stockholders meeting to consider the Charter Amendment and the Merger will be held in the first quarter of 1999 and that the Transactions will be completed shortly after the meeting.

Following the consummation of the Transactions, New Pulitzer will be engaged primarily in the business of newspaper publishing and related new media businesses. For financial reporting purposes, New Pulitzer is the continuing stockholder interest and will retain the Pulitzer name.

3.  AGENCY AGREEMENTS

An agency operation between the Company and The Herald Company is conducted under the provisions of an Agency Agreement, dated March 1, 1961, as amended. For many years, the St. Louis Post-Dispatch (published by the Company) was the afternoon and Sunday newspaper serving St. Louis, and the Globe-Democrat (formerly published by The Herald Company) was the morning paper and also published a weekend edition. Although separately owned, from 1961 through February 1984, the publication of both the Post-Dispatch and the Globe-Democrat was governed by the St. Louis Agency Agreement. From 1961 to 1979, the two newspapers controlled their own news, editorial, advertising, circulation, accounting and promotion departments and Pulitzer managed the production and printing of both newspapers. In 1979, Pulitzer assumed full responsibility for advertising, circulation, accounting and promotion for both newspapers. In February 1984, after a number of years of unfavorable financial results at the St. Louis Agency, the Globe-Democrat was sold by The Herald Company and the St. Louis Agency Agreement was revised to eliminate any continuing relationship between the two newspapers and to permit the repositioning of the daily Post-Dispatch as a morning newspaper. Following the renegotiation of the St. Louis Agency Agreement at the time of the sale of the Globe-Democrat, The Herald Company retained the contractual right to receive one-half the profits (as defined), and the obligation to share one-half the losses (as defined), of the operations of the St. Louis Agency, which from February 1984 forward consisted solely of the publication of the Post-Dispatch. The St. Louis Agency Agreement also provides for The Herald Company to share one-half the cost of, and to share in a portion of the proceeds from the sale of, capital assets used in the production of the Post-Dispatch. Under the St. Louis Agency Agreement, Pulitzer supervises, manages and performs all activities relating to the day-to-day publication of the Post-Dispatch and is solely responsible for the news and editorial policies of the newspaper. The consolidated financial statements of the Company include all the operating revenues and expenses of the St. Louis Agency relating to the Post-Dispatch.

In Tucson, Arizona, a separate partnership, TNI Partners, ("TNI"), acting as agent for the Star (a newspaper owned by the Company) and the Citizen (a newspaper owned by Gannett Co., Inc.), is responsible for printing, delivery, advertising, and circulation of the Star and the Citizen. TNI collects all of the receipts and income relating to the Star and the Citizen and pays all operating expenses incident to the partnership's operations and publication of the newspapers. Each newspaper is solely responsible for its own news and editorial content. Net income or net loss of TNI is generally allocated equally to the Star and the Citizen. The Company's consolidated financial statements include its share of TNI's revenues and expenses.

4.  ACQUISITION AND DISPOSITION OF PROPERTIES

During 1996, the Company acquired in a purchase transaction all of the stock of Scripps League Newspapers, Inc. ("Scripps League"), a privately owned publisher of community newspapers serving smaller markets, primarily in the West and Midwest. The purchase price of approximately $216 million (including acquisition costs) includes all of the operating assets of the newspapers, working capital of approximately $6 million and intangibles. The acquisition was financed by long-term borrowings of $135 million (see Note 6) and cash of approximately $81 million (approximately $69 million net of cash acquired). The results of the operations of Scripps League for the period subsequent to June 30, 1996 are included in the Company's Statements of Consolidated Income.

The following supplemental unaudited pro forma information shows the results of operations of the Company for the years ended December 31, 1996 and 1995 adjusted for the acquisition of Scripps League, assuming such transaction and the related debt financing had been consummated at the beginning of each year presented. The unaudited pro forma financial information is not necessarily indicative either of results of operations that would have occurred had the transaction occurred at the beginning of each year presented or of future results of operations.

                                                                                      December 31,
                                                                               ----------------------------
                                                                                  1996            1995
     In thousands, except per share data:                                              (Unaudited)

     Operating revenues - net                                                     $566,915        $536,803

     Operating income                                                             $113,660         $93,896

     Net income                                                                    $54,519         $44,203

     Earnings per share of stock:

       Basic earnings per share                                                      $2.49           $2.03

       Diluted earnings per share                                                    $2.45           $2.00

In December 1996, the Company acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

5.  INTANGIBLE ASSETS

Intangible assets consist of:

                                                                   December 31,
                                                           -----------------------------
                                                               1997            1996
                                                                  (In thousands)
     FCC licenses and network affiliations                     $114,376        $112,161
     Goodwill                                                   178,355         178,327
     Intangible pension asset (Note 7)                            2,320           1,918
     Other                                                       63,924          63,914
                                                           -------------   -------------

               Total                                            358,975         356,320
     Less accumulated amortization                               71,358          58,015
                                                           -------------   -------------

     Total intangible assets - net                             $287,617        $298,305
                                                           =============   =============

6.  FINANCING ARRANGEMENTS

Long-term debt consists of:

                                                                   December 31,
                                                           -----------------------------
                                                               1997            1996
                                                                  (In thousands)
     Credit Agreement                                          $   -            $50,000
     Senior notes maturing in substantially
       equal annual installments:
       8.8% due through 1997                                                     14,500
       6.76% due 1998-2001                                       50,000          50,000
       7.22% due 2002-2005                                       50,000          50,000
       7.86% due 2001-2008                                       85,000          85,000
       Other                                                        410             615
                                                           -------------   -------------

               Total                                            185,410         250,115
     Less current portion                                        12,705          14,705
                                                           -------------   -------------

     Total long-term debt                                      $172,705        $235,410
                                                           =============   =============

The Company's fixed-rate senior note borrowings are with The Prudential Insurance Company of America ("Prudential"). The Senior Note Agreements with Prudential provide for the payment of certain fees, depending on current interest rates and remaining years to maturity, in the event of repayment prior to the notes' scheduled maturity dates (as anticipated by the Spin-off and Merger discussed in Note 2).

The credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"), provides for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). Loans may be borrowed, repaid and reborrowed by the Company until the Credit Agreement terminates on July 2, 2001. The Company has the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. As of December 31, 1997, the Company had no borrowings under the Credit Agreement.

The Credit Agreement allows the Company to elect an interest rate with respect to each borrowing under the facility equal to a daily floating rate or the Eurodollar rate plus 0.225 percent. As of December 31, 1996, the interest rate on the Credit Agreement borrowings with FNBC was 5.875 percent.

The terms of the various senior note agreements contain certain covenants and conditions including the maintenance of cash flow and various other financial ratios, limitations on the incurrence of other debt and limitations on the amount of restricted payments (which generally includes dividends, stock purchases and redemptions).

Under the terms of the most restrictive borrowing covenants, in general, the Company may pay annual dividends not to exceed the sum of $10,000,000, plus 75% of consolidated net earnings commencing January 1, 1993, less the sum of all dividends paid or declared and redemptions in excess of sales of Company stock after December 31, 1992. Pursuant to this calculation, approximately $138,938,000 is available for distribution as dividends at December 31, 1997.

Approximate annual maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows:

     Fiscal Year (In thousands):
       1998                                                      $12,705
       1999                                                       12,705
       2000                                                       12,500
       2001                                                       23,125
       2002                                                       23,125
       Thereafter                                                101,250
                                                           --------------

     Total                                                      $185,410
                                                           ==============


7.  PENSION PLANS

The pension cost components were as follows:

                                                             Years Ended December 31,
                                                    --------------------------------------------
                                                        1997           1996            1995
                                                                    (In thousands)
Service cost for benefits earned during the year          $3,966         $4,154          $3,834
Interest cost on projected benefit obligation              8,470          8,185           8,057
Actual return on plan assets                             (18,785)       (12,507)        (17,541)
Net amortization and deferrals                            10,001          4,833          11,365
                                                    -------------   ------------    ------------

Net periodic pension cost                                 $3,652         $4,665          $5,715
                                                    =============   ============    ============

The funded status of the Company's pension plans was as follows:

                                                              December 31,
                                                    --------------------------------
                                                        1997              1996
                                                             (In thousands)
Actuarial present value of:
    Vested benefit obligation                            $117,854          $107,637
                                                    ==============    ==============

    Accumulated benefit obligation                       $118,735          $108,380
                                                    ==============    ==============

Projected benefit obligation                             $128,690          $118,414
Plan assets at fair value                                 119,353           104,046
                                                    --------------    --------------

Plan assets less than projected benefit obligation          9,337            14,368
Unrecognized transition obligation, net                    (1,318)           (1,539)
Unrecognized net gain                                      16,507            10,557
Unrecognized prior service cost                               211               234
Additional minimum liability                                2,320             1,918
                                                    --------------    --------------

Pension obligations                                       $27,057           $25,538
                                                    ==============    ==============

The projected benefit obligation was determined using assumed discount rates of 7%, 7.5% and 7.25% at December 31, 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 8.5% for 1997, 1996 and 1995. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4.5% for 1997 and 5% for both 1996 and 1995.

Certain of the Company's employees participate in multi-employer retirement plans sponsored by their respective unions. Amounts charged to operations, representing the Company's required contributions to these plans in 1997, 1996 and 1995, were approximately $844,000, $781,000, and $731,000, respectively.

The Company also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Contributions by the Company amounted to approximately $1,899,000, $1,668,000 and $1,494,000 for 1997, 1996 and 1995, respectively.

8.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The net periodic postretirement benefit cost components were as follows:

                                                             Years Ended December 31,
                                                    --------------------------------------------
                                                        1997           1996            1995
                                                                    (In thousands)
Service cost (for benefits earned during the year)          $970           $926            $933
Interest cost on accumulated postretirement
    benefit obligation                                     4,632          4,683           5,799
Net amortization, deferrals and other components          (2,538)        (2,308)         (1,787)
                                                    -------------   ------------    ------------

Net periodic postretirement benefit cost                  $3,064         $3,301          $4,945
                                                    =============   ============    ============

The Company funds its postretirement benefit obligation on a pay-as-you-go basis, and, for 1997, 1996 and 1995 made payments of $4,118,000, $4,207,000 and
$4,071,000, respectively.

The status of the Company's postretirement benefit plans was as follows:

                                                                   December 31,
                                                           -----------------------------
                                                               1997            1996
                                                                  (In thousands)
     Retirees and surviving beneficiaries                       $39,549         $37,734
     Actives eligible to retire                                  14,418          13,516
     Other actives                                               12,756          11,142
                                                           -------------   -------------
     Accumulated postretirement benefit obligation               66,723          62,392

     Unrecognized prior service gain                              6,658           7,990
     Unrecognized net gain                                       15,351          19,404
                                                           -------------   -------------

     Accrued postretirement benefit cost                        $88,732         $89,786
                                                           =============   =============

The preceding amounts for the December 31, 1997 and 1996 accrued postretirement benefit cost and the 1997, 1996 and 1995 net periodic postretirement benefit expense have not been reduced for The Herald Company's share of the respective amounts. However, pursuant to the St. Louis Agency Agreement (see Note 3), the Company has recorded a receivable for The Herald Company's share of the accrued postretirement benefit cost as of December 31, 1997 and 1996.

For 1997 and 1996 measurement purposes, health care cost trend rates of 9%, 7% and 5% were assumed for indemnity plans, PPO plans and HMO plans, respectively. For 1997, these rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter. For 1996, the indemnity and PPO rates were assumed to decrease gradually to 5.5% through the year 2010 and remain at that level thereafter. A 1% increase in the annual health care cost trend rate assumptions would have increased the accrued postretirement benefit cost at December 31, 1997 by approximately $1,162,000 and the 1997 annual net periodic postretirement benefit cost by approximately $1,164,000.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1997, 1996 and 1995. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 7%, 7.5% and 8% for 1997, 1996 and 1995, respectively.

The Company's postemployment benefit obligation, representing certain disability benefits at the St. Louis Post-Dispatch, was $3,174,000 and $2,466,000 at December 31, 1997 and 1996, respectively.


9.  INCOME TAXES

 Provisions for income taxes (benefits) consist of the following:

                                                             Years Ended December 31,
                                                    --------------------------------------------
                                                        1997           1996            1995
                                                                    (In thousands)
Current:
    Federal                                              $41,389        $33,465         $28,352
    State and local                                        7,035          5,750          $3,541

Deferred:
    Federal                                               (2,878)          (805)         (1,641)
    State and local                                         (489)          (138)           (206)
                                                    -------------   ------------    ------------

          Total                                          $45,057        $38,272         $30,046
                                                    =============   ============    ============

Factors causing the effective tax rate to differ from the statutory Federal income tax rate were:

                                                                     Years Ended December 31,
                                                               -------------------------------------
                                                                   1997        1996        1995
Statutory rate                                                       35%         35%         35%
Favorable resolution of prior year federal and state
    tax issues                                                                               (1)
Amortization of intangibles                                           2           1
State and local income taxes, net of U.S. Federal
    income tax benefit                                                4           4           3
Other-net                                                                                     1
                                                               ---------   ---------    --------

          Effective rate                                             41%         40%         38%
                                                               =========   =========    ========

The Company's deferred tax assets and liabilities, net, which have been included in other assets in the statements of consolidated financial position consisted of the following:

                                                                   December 31,
                                                           -----------------------------
                                                               1997            1996
                                                                  (In thousands)
     Deferred tax assets:
         Pensions and employee benefits                         $11,403          $9,575
         Postretirement benefit costs                            19,248          19,284
         Other                                                    1,561           2,110
                                                           -------------   -------------
               Total                                             32,212          30,969
                                                           -------------   -------------

     Deferred tax liabilities:
         Depreciation                                            19,583          19,590
         Amortization                                             7,765           9,882
                                                           -------------   -------------
               Total                                             27,348          29,472
                                                           -------------   -------------

     Net deferred tax asset                                      $4,864          $1,497
                                                           =============   =============

The Company had no valuation allowance for deferred tax assets as of December 31, 1997, 1996 and 1995.

10.  STOCKHOLDERS' EQUITY

Each share of the Company's common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes on all matters. As of December 31, 1997, holders of outstanding shares of Class B common stock representing 95.5% of the combined voting power of the Company have deposited their shares in a voting trust (the "Voting Trust"). Each share of the Company's Class B common stock is convertible into one share of the Company's common stock at the holder's option subject to the limitations imposed by the Voting Trust on the shares of Class B common stock deposited thereunder. The Voting Trust permits the conversion of the Class B common stock deposited in the Voting Trust into common stock in connection with certain permitted transfers, including, without limitation, sales which are exempt from the registration requirements of the Securities Act of 1933, as amended, sales which meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales which are made pursuant to registered public offerings.

The trustees generally hold all voting rights with respect to the shares of Class B common stock subject to the Voting Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust may be terminated with the written consent of holders of two-thirds in interest of all outstanding Voting Trust Certificates. Unless extended or terminated by the parties thereto, the Voting Trust expires on January 16, 2001.

On September 12, 1996, the Board of Directors declared a four-for-three stock split of the Company's common and Class B common stock payable in the form of a 33.3% stock dividend. The dividend was distributed on November 1, 1996 to stockholders of record on October 10, 1996. The Company's capital balances and share amounts were adjusted in 1996 to reflect the split.

On January 4, 1995, the Board of Directors declared a five-for-four stock split of the Company's common and Class B common stock payable in the form of a 25% stock dividend. The dividend was distributed on January 24, 1995 to stockholders of record on January 13, 1995. Even though this stock split was declared subsequent to December 31, 1994, the Company's capital balances and share amounts were adjusted in 1994 to reflect the split.

11.  COMMON STOCK PLANS

On May 11, 1994, the Company's stockholders adopted the Pulitzer Publishing Company 1994 Stock Option Plan (the "1994 Plan"), replacing the Pulitzer Publishing Company 1986 Employee Stock Option Plan (the "1986 Plan"). The 1994 Plan provides for the issuance to key employees and outside directors of incentive stock options to purchase up to a maximum of 2,500,000 shares of common stock. Under the 1994 Plan, options to purchase 1,667 shares of common stock will be automatically granted to outside directors on the date following each annual meeting of the Company's stockholders and will vest on the date of the next annual meeting of the Company's stockholders. Total shares available for issue to outside directors under this automatic grant feature are limited to a maximum of 166,667. The issuance of all other options will be administered by the Compensation Committee of the Board of Directors, subject to the 1994 Plan's terms and conditions. Specifically, the exercise price per share may not be less than the fair market value of a share of common stock at the date of grant. In addition, exercise periods may not exceed ten years and the minimum vesting period is established at six months from the date of grant. Option awards to an individual employee may not exceed 250,000 shares in a calendar year.

Prior to 1994, the Company issued incentive stock options to key employees under the 1986 Plan. As provided by the 1986 Plan, certain option awards were granted with tandem stock appreciation rights which allow the employee to elect an alternative payment equal to the appreciation of the stock value instead of exercising the option. Outstanding options issued under the 1986 Plan have an exercise term of ten years from the date of grant and vest in equal installments over a three-year period.

Stock option transactions are summarized as follows:

                                                                                  Weighted
                                                                                  Average
     Common Stock Options:                  Shares           Price Range           Price
                                          ------------    -------------------   -------------
     Outstanding, January 1, 1995           1,198,371      $ 9.27 - $21.98         $16.69
       Granted (weighted average value
           at grant date of $13.99)           192,853      $30.47 - $34.41         $34.31
       Canceled                               (39,632)     $11.73 - $21.98         $16.69
       Exercised                             (158,304)     $ 9.27 - $21.98         $14.71
                                          ------------

     Outstanding, December 31, 1995         1,193,288      $ 9.27 - $34.41         $19.80
       Granted (weighted average value
           at grant date of $16.01)           179,809      $41.91 - $46.25         $46.03
       Canceled                                (2,146)     $21.53 - $34.41         $28.77
       Exercised                             (140,096)     $ 9.27 - $21.98         $15.47
                                          ------------

     Outstanding, December 31, 1996         1,230,855      $ 9.27 - $46.25         $24.11
       Granted (weighted average value
           at grant date of $20.23)           211,231      $45.63 - $58.81         $58.41
       Canceled                               (14,235)     $21.53 - $47.38         $38.91
       Exercised                             (201,920)     $ 9.27 - $46.25         $16.34
                                          ------------

     Outstanding, December 31, 1997         1,225,931      $ 9.27 - $58.81         $31.13
                                          ============

     Exercisable at:
       December 31, 1996                      855,445      $ 9.27 - $34.41         $18.19
                                          ============
       December 31, 1997                      849,565      $ 9.27 - $46.25         $22.21
                                          ============

     Shares Available for Grant at
       December 31, 1997                    1,712,004
                                          ============

Stock appreciation right transactions are summarized as follows:

                                                   Shares           Price
                                                 ------------    ------------
     Common Stock Appreciation Rights:
       Outstanding, January 1, 1995                   37,584       $14.87

       Canceled                                      (10,183)      $14.87
       Exercised                                     (27,401)      $14.87
                                                 ------------

     Outstanding, December 31, 1995, 1996
       and 1997                                      --
                                                 ============


On May 11, 1994, the Company's stockholders also adopted the Pulitzer Publishing Company 1994 Key Employees' Restricted Stock Purchase Plan (the "1994 Stock Plan") which replaced the Pulitzer Publishing Company 1986 Key Employees' Restricted Stock Purchase Plan ("1986 Stock Plan"). The 1994 Stock Plan provides that an employee may receive, at the discretion of the Compensation Committee, a grant or right to purchase at a particular price, shares of common stock subject to restrictions on transferability. A maximum of 416,667 shares of common stock may be granted or purchased by employees. In addition, no more than 83,333 shares of common stock may be issued to an employee in any calendar year.

Prior to 1994, the Company granted stock awards under the 1986 Stock Plan. For grants awarded under both the 1994 and 1986 Stock Plans, compensation expense is recognized over the vesting period of the grants. Stock Purchase Plan transactions are summarized as follows:

                                                                                  Weighted
                                                                                  Average
     Common Stock Grants:                   Shares           Price Range           Price
                                          ------------    -------------------   -------------
       Outstanding, January 1, 1995             4,236      $20.25 - $21.38         $20.89
       Granted                                  8,880           $24.53             $24.53
       Vested                                  (7,460)     $20.25 - $24.53         $23.93
                                          ------------

       Outstanding, December 31, 1995           5,656      $20.25 - $24.53         $22.60
       Granted                                  2,093           $36.70             $36.70
       Vested                                  (1,864)     $20.25 - $24.53         $22.12
                                          ------------

       Outstanding, December 31, 1996           5,885      $20.25 - $36.70         $27.78
       Granted                                  1,468           $47.44             $47.44
       Canceled                                (1,393)     $20.25 - $47.44         $33.13
       Vested                                  (2,272)     $20.25 - $36.70         $25.56
                                          ------------

       Outstanding, December 31, 1997           3,688      $21.38 - $47.44         $34.95
                                          ============

     Shares Available for Grant at
       December 31, 1997                      400,776
                                          ============

As required by SFAS 123, the Company has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:

                                                                   Years Ended December 31,
                                                          --------------------------------------------
                                                             1997            1996            1995
Expected Life (years)                                          7              7               7

Risk-free interest rate                                      5.8%            6.4%            5.7%

Volatility                                                   23.6%          22.5%           19.6%

Dividend yield                                               1.1%            1.2%            1.3%

As discussed in Note 1, the Company accounts for its stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the consolidated statements of income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts below:

                                                                   Years Ended December 31,
                                                          --------------------------------------------
                                                             1997            1996            1995
Net income (in thousands):
    As reported                                             $66,028        $57,500         $49,322

    Pro forma                                               $64,487        $56,820         $49,288

Basic earnings per share:
    As reported                                              $2.99          $2.62           $2.26

    Pro forma                                                $2.92          $2.59           $2.26

Diluted earnings per share:
    As reported                                              $2.94          $2.58           $2.23

    Pro forma                                                $2.87          $2.55           $2.23

Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

On April 24, 1997, the Company's stockholders approved the adoption of the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan (the "Plan"). The Plan allows eligible employees to authorize payroll deductions for the quarterly purchase of the Company's Common Stock ("Common Stock") at a price generally equal to 85 percent of the Common Stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of service. Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its Common Stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

12.  EARNINGS PER SHARE

Weighted average shares of common and Class B common stock and potential common shares used in the calculation of basic and diluted earnings per share are summarized as follows:

                                                                   Years Ended December 31,
                                                          --------------------------------------------
                                                             1997            1996            1995
                                                                          (In thousands)
Weighted average shares outstanding (Basic EPS)                22,110          21,926          21,800

Stock options                                                     342             347             297
                                                          ------------   -------------   -------------
Weighted average shares outstanding and
stock options (Diluted EPS)                                    22,452          22,273          22,097
                                                          ============   =============   =============

Stock options included in the Diluted EPS calculation were determined using the treasury stock method. Under the treasury stock method and SFAS 128, outstanding stock options are dilutive when the average market price of the Company's common stock exceeds the option price during a period. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

13.  COMMITMENTS AND CONTINGENCIES

At December 31, 1997, the Company and its subsidiaries had construction and equipment commitments of approximately $13,779,000 and commitments for program contracts payable and license fees of approximately $30,025,000.

The Company is an investor in three limited partnerships requiring future capital contributions. As of December 31, 1997, the Company's unfunded capital contribution commitment related to these investments was approximately $13,863,000.

The Company and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of the Company and its subsidiaries.

In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and
(ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

"Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm chosen by the two previously selected valuation firms. Any such agreement or determination shall be final and binding on the parties.

As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of the Company's long-term debt as of December 31, 1997 and 1996 were $195,969,000 and $259,958,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.

15.  BUSINESS SEGMENTS

The Company's operations are divided into two business segments, publishing and broadcasting. The following is a summary of operations, assets and other data.

                                                 As of and for the Years Ended December 31,
                                             ------------------------------------------------
                                                  1997            1996            1995
                                               ------------    ------------    ------------
                                                              (In thousands)
       OPERATING REVENUES:
          Publishing (a)                          $357,969        $309,096        $269,388
          Broadcasting                             227,016         224,992         202,939
                                               ------------    ------------    ------------
                Total                             $584,985        $534,088        $472,327
                                               ============    ============    ============

       OPERATING INCOME (LOSS):
          Publishing (a)                           $47,544         $32,577         $25,393
          Broadcasting                              82,180          83,246          65,939
          Corporate                                 (6,007)         (5,532)         (4,666)
                                               ------------    ------------    ------------
                Total                             $123,717        $110,291         $86,666
                                               ============    ============    ============

       TOTAL ASSETS:
          Publishing (a)                          $364,360        $351,685        $141,441
          Broadcasting                             255,847         259,114         253,252
          Corporate                                 62,749          73,052         100,380
                                               ------------    ------------    ------------
                Total                             $682,956        $683,851        $495,073
                                               ============    ============    ============

       CAPITAL EXPENDITURES:
          Publishing (a)                           $15,215          $6,433          $6,627
          Broadcasting                              12,976          11,354          16,307
                                               ------------    ------------    ------------
                Total                              $28,191         $17,787         $22,934
                                               ============    ============    ============

       DEPRECIATION & AMORTIZATION:
          Publishing (a)                           $13,007          $8,660          $4,307
          Broadcasting                              23,447          22,442          22,843
                                               ------------    ------------    ------------
                Total                              $36,454         $31,102         $27,150
                                               ============    ============    ============

       OPERATING MARGINS
           (Operating income to revenues):
           Publishing (a) (b)                        18.7%           15.1%           14.1%
           Broadcasting                              36.2%           37.0%           32.5%


(a) Publishing information for 1997 and 1996 includes Scripps League Newspapers, Inc. (subsequently renamed Pulitzer Community Newspapers, Inc.), which was acquired on July 1, 1996. (see Note 4)

(b) Operating margins for publishing are stated with St. Louis Agency adjustment (which is recorded as an operating expense in the accompanying consolidated financial statements) added back to publishing operating income.

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Operating results for the years ended December 31, 1997 and 1996 by quarters are as follows:

                                                     FIRST      SECOND       THIRD       FOURTH
                                                    QUARTER     QUARTER     QUARTER      QUARTER      TOTAL
                                                   -----------------------------------------------------------
1997                                                         (In thousands, except per share data)
OPERATING REVENUES - NET:                           $136,006    $151,398     $141,244    $156,337    $584,985
                                                   ==========  ==========  ===========  ==========  ==========

NET INCOME                                           $12,495     $19,681      $14,223     $19,629     $66,028
                                                   ==========  ==========  ===========  ==========  ==========


BASIC EARNINGS PER SHARE OF STOCK  (Note 12):
      Earnings Per Share                               $0.57       $0.89        $0.64       $0.88       $2.99
                                                   ==========  ==========  ===========  ==========  ==========

      Weighted Average Shares Outstanding             22,029      22,081       22,151      22,185      22,110
                                                   ==========  ==========  ===========  ==========  ==========

DILUTED EARNINGS PER SHARE OF STOCK  (Note 12):
      Earnings Per Share                               $0.56       $0.88        $0.63       $0.87       $2.94
                                                   ==========  ==========  ===========  ==========  ==========

      Weighted Average Shares Outstanding             22,378      22,413       22,489      22,526      22,452
                                                   ==========  ==========  ===========  ==========  ==========


                                                     FIRST      SECOND       THIRD       FOURTH
                                                    QUARTER     QUARTER     QUARTER      QUARTER      TOTAL
                                                   -----------------------------------------------------------
1996                                                         (In thousands, except per share data)
OPERATING REVENUES - NET:                           $115,706    $127,574     $138,865    $151,943    $534,088
                                                   ==========  ==========  ===========  ==========  ==========

NET INCOME                                           $10,241     $16,185      $12,964     $18,110     $57,500
                                                   ==========  ==========  ===========  ==========  ==========

BASIC EARNINGS PER SHARE OF STOCK  (Note 12):
      Earnings Per Share                               $0.47       $0.74        $0.59       $0.82       $2.62
                                                   ==========  ==========  ===========  ==========  ==========

      Weighted Average Shares Outstanding             21,864      21,912       21,949      21,978      21,926
                                                   ==========  ==========  ===========  ==========  ==========

DILUTED EARNINGS PER SHARE OF STOCK  (Note 12):
      Earnings Per Share                               $0.46       $0.73        $0.58       $0.81       $2.58
                                                   ==========  ==========  ===========  ==========  ==========

      Weighted Average Shares Outstanding             22,191      22,271       22,291      22,291      22,273
                                                   ==========  ==========  ===========  ==========  ==========

In the fourth quarter of 1996, the Company determined that the carrying value of one of its joint venture investments had been impaired. Accordingly, the investment was reduced by a $2.7 million adjustment resulting in an after-tax charge of $1.6 million or $0.07 per share.

Subsequent to the second quarter of 1996, the results of operations of Scripps League, acquired on July 1, 1996, are included in the Company's Statements of Consolidated Income (see Note 4).

In the fourth quarter of 1995, a state tax examination was settled favorably resulting in a reduction of income tax expense of approximately $900,000, or $0.04 per share for the quarter.

Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

17.      RESTATEMENT

On October 22, 1998, the Company determined that a change in facts had occurred concerning a stockholder vote that is required to consummate the Spin-off and Merger (see Note 2). When the Company entered into the Merger Agreement on May 25, 1998, the principal stockholders of the Company controlled, and continue to control, that number of shares of Class B Common Stock sufficient to approve the Merger regardless of the vote of any other holders of the Company's Common Stock and Class B Common Stock. In addition,on May 25, 1998, the principal stockholders of the Company entered into a voting agreement with Hearst-Argyle (the "Pulitzer Voting Agreement"), in which they agreed to direct the vote of all their shares in favor of the Merger and the transactions contemplated by it (including the Charter Amendment defined below). Consummation of the Merger is also conditioned upon the passage of an amendment to the Company's restated certificate of incorporation (the "Charter Amendment"), the approval of which requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and the Class B Common Stock voting together as a single class and the vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting as a separate class. On May 25, 1998, at the time of the execution and delivery of the Merger Agreement and the Pulitzer Voting Agreement, the principal stockholders of the Company had stated to the Company that they were committed to take such actions as they deemed necessary to effectuate the Transactions, including (i), on or before the record date for the Special Meeting of Stockholders of the Company (the "Special Stockholders Meeting") to be called for the purpose of voting upon the Merger and the Charter Amendment, the conversion of that number of their shares of Class B Common Stock into shares of Common Stock as would constitute a majority of the Company's then issued and outstanding shares of Common Stock and (ii) to vote those shares of Common Stock at the Special Stockholders Meeting in accordance with the provisions of the Pulitzer Voting Agreement. Based upon the facts that existed on May 25, 1998, and continued to exist through October 21, 1998, the Company determined that it was appropriate to report the Broadcasting Business as discontinued operations under Accounting Principles Board Opinion 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). On October 22, 1998, the principal stockholders advised the Company that they had not converted, and did not deem it necessary to convert on or before the record date for the Special Stockholders Meeting, that number of shares of the Company's Class B Common Stock as would constitute a majority of the then issued and outstanding shares of the Company's Common Stock. Accordingly, based upon this change in facts (i.e., even though the principal stockholders of the Company intend to vote all their shares in favor of the Charter Amendment upon which the Spin-off and Merger are conditioned, they alone will not be in a position at the Special Stockholders Meeting to approve the Charter Amendment), the Company determined that it would no longer be appropriate under APB 30 to report the Broadcasting Business as discontinued operations in the Company's consolidated financial statements. As a result, the Company's financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 have been restated from the amounts previously reported (in Exhibit 99-1 to the Company's Current Report on Form 8-K dated September 4, 1998) to now reflect the Broadcasting Business as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.


A summary of the significant effects of the restatement is as follows:


                                               At December 31, 1997               At December 31, 1996
                                          -----------------------------      -----------------------------
                                               As                                 As
                                           Previously          As             Previously         As
                                            Reported        Restated           Reported       Restated
Total current assets                       $114,603        $174,609            $114,711       $172,140
Properties--net                              74,797         161,814              67,038        155,932
Total intangibles and other assets          274,911         346,533             245,433        355,779
Total assets                                464,311         682,956             427,182        683,851

Total current liabilities                   $38,773         $75,287             $35,783        $76,810
Long-term debt                                   --         172,705                  --        235,410
Pension obligations                          21,165          26,709              19,266         23,415
Postretirement and postemployment
    benefit obligations                      89,350          91,906              89,634         92,252
Other long-term obligations                   4,246           5,572               3,795          6,027




















                                                          For the Year Ended December 31,
                                         ----------------------------------------------------------------
                                                     1997                                1996
                                         -----------------------------      -----------------------------
                                              As                                  As
                                          Previously          As              Previously         As
                                           Reported        Restated            Reported       Restated
Total operating revenues                   $357,969        $584,985            $309,096       $534,088
Total operating expenses                    316,432         461,268             282,051        423,797
Operating income                             41,537         123,717              27,045        110,291
Income from continuing operations            25,750          66,028              14,792         57,500
Income from discontinued operations          40,278              --              42,708             --

BASIC EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $1.17           $2.99               $0.67          $2.62
Discontinued operations                        1.82              --                1.95             --

DILUTED EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $1.15           $2.94               $0.66          $2.58
Discontinued operations                        1.79              --                1.92             --



                                        For the Year Ended December 31,
                                        -------------------------------
                                                     1995
                                         -----------------------------
                                               As
                                          Previously          As
                                           Reported        Restated
Total operating revenues                   $269,388        $472,327
Total operating expenses                    248,661         385,661
Operating income                             20,727          86,666
Income from continuing operations            14,455          49,322
Income from discontinued operations          34,867              --

BASIC EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $0.66           $2.26
Discontinued operations                        1.60              --

DILUTED EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $0.65           $2.23
Discontinued operations                        1.58              --


                                  * * * * * *

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         Statements in this Report on Form 8-K concerning the Company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         The Company's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of newspapers, television and radio in comparison to other forms of advertising, the performance of the Company in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by the Company.

         The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.


RECENT EVENTS

          As of May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc. (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business") through the merger ("Merger") of the Company into Hearst-Argyle. The Company's stockholders will receive 37,096,774 shares of Hearst-Argyles Series A common stock in exchange for the Broadcasting Business. The Merger is subject to the satisfaction or waiver of certain closing conditions enumerated in the Merger Agreement. The Company's newspaper publishing and related new media businesses will continue as New Pulitzer, which will be distributed in a tax-free "spin-off" to the Company's stockholders (the "Spin-off") prior to the Merger.

         The Company's historical basis in its non-broadcasting assets and liabilities will be carried over to New Pulitzer. The Merger, the Spin-off and the related transactions will be recorded as a reverse-spin transaction, and, accordingly, New Pulitzer's results of operations for periods reported prior to the consummation of the Merger, the Spin-off and related transactions will represent the historical results of operations previously reported by the Company. (See Note 2 to the Consolidated Financial Statements included in this
Exhibit 99-1 to the Company's Current Report on Form 8-K.)

         As discussed in Note 17 to the Consolidated Financial Statements included in this Exhibit 99-1 to the Company's Current Report on Form 8-K, the Company's consolidated financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 have been restated to reflect the Broadcasting Business as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.


1997 COMPARED WITH 1996

CONSOLIDATED

         Operating revenues for the year ended December 31, 1997 increased 9.5 percent to $585 million from $534.1 million in 1996. The revenue comparison was affected by the acquisition of Scripps League Newspapers, Inc. ("Scripps League" which was subsequently renamed Pulitzer Community Newspapers, Inc. ("PCN")) on July 1, 1996. On a comparable basis, excluding PCN from the first six months of 1997, consolidated revenues increased 3.2 percent. The increase reflected gains in both publishing and broadcasting revenues.

         Operating expenses, excluding the St. Louis Agency adjustment, were $441.8 million compared to $409.8 million in 1996, an increase of 7.8 percent. Prior year operating expenses included approximately $1.8 million of non-recurring costs related to the acquisition of Scripps League. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating expenses increased 1.4 percent. Major increases in comparable expenses were overall personnel costs of $10.9 million, circulation distribution expenses of $1.5 million and promotion expenses of $1.3 million. Partially offsetting these increases were declines in newsprint expense of $6 million and purchased supplements of $3.1 million.

         Operating income for fiscal 1997 increased 12.2 percent to $123.7 million from $110.3 million in 1996. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating income increased 5.6 percent. The 1997 increase reflected improvements in publishing segment profits.

         Interest expense increased $2.5 million in 1997 compared to 1996 due to higher average debt levels in 1997. The Company's average debt level for 1997 increased to $220 million from $186.9 million in the prior year due to new long-term borrowings related to the July 1, 1996 acquisition of Scripps League. The Company's average interest rate for 1997 was unchanged from the prior year rate of 7.3 percent.

         Net other expense (non-operating) decreased $4.2 million in 1997 compared to 1996. The decrease resulted from a 1996 non-recurring charge of approximately $2.7 million for the write-down in value of a joint venture investment and lower joint venture losses in 1997.

         The effective income tax rate for 1997 increased to 40.6 percent from 40 percent in the prior year, due to an additional $2.1 million of nondeductible goodwill amortization related to the Scripps League acquisition. The Company expects its effective tax rate for 1998 to be similar to its 1997 rate (exclusive of any non-recurring items related to the Spin-off and Merger) .


         For the year ended December 31, 1997, the Company reported net income of $66 million, or $2.94 per diluted share, compared with net income of $57.5 million, or $2.58 per diluted share, in the prior year. Comparability of the earnings results was affected by the joint venture write-off in 1996 ($1.6 million after-tax) and non-recurring costs related to the Scripps League acquisition ($1.1 million after-tax) in 1996. Excluding the non-recurring items from 1996, 1997 net income would have increased 9.5 percent to $66 million, or $2.94 per diluted share, from $60.3 million, or $2.71 per diluted share, for the prior year. The gain in net income reflected increased publishing profits, resulting primarily from higher advertising revenue and lower newsprint costs.

PUBLISHING

         Operating revenues from the Company's publishing segment for 1997 increased 15.8 percent to $358 million from $309.1 million in 1996. On a comparable basis, excluding PCN from the first six months of 1997, publishing revenues increased 4.9 percent. The comparable increase reflected higher advertising revenues in 1997.

         Newspaper advertising revenues, on a comparable basis, increased $13.8 million, or 7.2 percent, in 1997. A significant portion of the current year increase resulted from higher classified and retail advertising revenue at both the St. Louis Post-Dispatch ("Post-Dispatch") and The Arizona Daily Star ("Star"). Full run advertising volume (linage in inches) increased 0.4 percent at the Post-Dispatch and 3.8 percent at the Star for 1997. Varying rate increases were implemented at the Post-Dispatch and most of the Pulitzer Community Newspaper properties in the first quarter of 1997 while the Star increased advertising rates in the fourth quarters of 1996 and 1997.

         Circulation revenues, on a comparable basis, decreased approximately $390,000, or 0.5 percent, in 1997. The decline reflected slight fluctuations in paid circulation and average rates at the Post-Dispatch and the Star in 1997 compared to the prior year.

         Other publishing revenues, on a comparable basis, increased $1.8 million, or 5.1 percent, in 1997, resulting primarily from higher preprint revenue at the Post-Dispatch.

         Operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the publishing segment, excluding the St. Louis Agency adjustment, increased to $291 million in 1997 from $262.5 million in 1996, an increase of 10.8 percent. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating expenses increased 0.8 percent. Major increases in comparable expenses were overall personnel costs of $7.4 million, promotion expense of $1.6 million, and circulation distribution expenses of $1.5 million. Partially offsetting these increases were declines in newsprint expense of $6 million and purchased supplement costs of $3.1 million.

         Operating income from the Company's publishing activities increased
45.9 percent to $47.5 million in 1997 from $32.6 million in 1996. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating income from the publishing segment increased 22.7 percent. The increase resulted primarily from higher advertising revenues and lower newsprint costs.

         Fluctuations in the price of newsprint significantly impact the results of the Company's publishing segment, where newsprint expense accounts for approximately 20 percent of the segment's total operating costs. During the first three quarters of 1997, the publishing segment benefited from newsprint prices below prior year levels. However, as a result of 1997 price increases and declining prices in late 1996, the Company's 1997 fourth quarter newsprint expense increased over the comparable prior year period. For the full year of 1997, the Company's newsprint cost and metric tons consumed, after giving effect to the St. Louis Agency adjustment, were approximately $36.5 million and 64,600 tons respectively.

BROADCASTING

         Broadcasting operating revenues for 1997 increased 0.9 percent to $227 million from $225 million in 1996. For the year, a 1.6 percent increase in national spot advertising and a 6.1 percent increase in network compensation were partially offset by a 0.5 percent decline in local spot advertising. The modest increases in current year advertising revenues reflect the impact of decreased political advertising of approximately $12 million in 1997. In addition, the Company's five NBC affiliated television stations benefited from significant Olympic related advertising in the prior year third quarter.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 2.2 percent to $144.8 million in 1997 from $141.7 million in 1996. The increase was attributable to higher overall personnel costs of $3.2 million and higher depreciation and amortization of $1 million. These increases were partially offset by decreases in program rights costs of $493,000, promotion costs of $333,000 and license fees of $246,000.

         Operating income from the broadcasting segment in 1997 decreased 1.3 percent to $82.2 million from $83.2 million in the prior year. The 1997 decrease reflected the modest overall revenue gain, resulting primarily from the effect of significant political and Olympic related advertising revenue in the prior year.


1996 COMPARED WITH 1995

CONSOLIDATED

         Operating revenues for the year ended December 31, 1996 increased 13.1 percent to $534.1 million from $472.3 million in 1995. The revenue comparison was affected by the acquisition of Scripps League Newspapers, Inc. ("Scripps League" which was subsequently renamed Pulitzer Community Newspapers, Inc. ("PCN")) on July 1, 1996. In addition, the revenue comparison was affected by an extra week of operations in 1995; fiscal 1995 contained 53 weeks, versus 52 weeks in fiscal 1996. On a comparable basis (i.e., excluding PCN from 1996 and the extra week from 1995), consolidated revenues increased 7.6 percent. The increase reflected gains in both broadcasting and publishing revenues.

         Operating expenses, excluding the St. Louis Agency adjustment, were $409.8 million compared to $373.2 million in 1995, an increase of 9.8 percent. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating expenses increased 3.2 percent. Major increases in comparable expenses were overall personnel costs of $5.2 million, promotion expenses of $1.2 million, national advertising commissions of $951,000 and circulation distribution expenses of $611,000. Partially offsetting these increases were declines in newsprint expense of $1.1 million and inducement costs of $798,000.

         Operating income for fiscal 1996 increased 27.3 percent to $110.3 million from $86.7 million in 1995. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating income increased 25.9 percent. The 1996 increase reflected improvements in both the broadcasting and publishing segments, resulting from increased revenues.

         Interest expense increased $3.4 million in 1996 compared to 1995 due to higher debt levels in the second half of 1996. New long-term borrowings related to the acquisition of Scripps League added approximately $4.8 million to 1996 interest expense. The Company's average debt level for 1996 increased to $186.9 million from $133.2 million in the prior year. The Company's average interest rate for 1996 decreased slightly to 7.3 percent from 7.5 percent in the prior year. Interest income for the year decreased $681,000, due to both lower average balances of invested funds and lower interest rates in 1996.

         The Company's 1996 non-operating expenses included a non-recurring charge of approximately $2.7 million ($1.6 million after-tax) for the write-down in value of a joint venture investment.

         The effective income tax rate for 1996 increased to 40 percent from
37.9 percent in the prior year, due to approximately $2.1 million of nondeductible goodwill amortization related to the Scripps League acquisition. The prior year rate was affected by the settlement of a state tax examination which reduced income tax expense by $911,000 in 1995. Excluding the non-recurring tax settlement from the prior year, the effective income tax rate for 1995 would have been 39 percent.

         For the year ended December 31, 1996, the Company reported net income of $57.5 million, or $2.58 per diluted share, compared with net income of $49.3 million, or $2.23 per diluted share, in the prior year. Comparability of the earnings results was affected by the joint venture write-off in 1996, non-recurring costs related to the Scripps League acquisition ($1.1 million after tax) in 1996, and the positive income tax adjustment in 1995. Excluding the non-recurring items from both years, 1996 net income would have increased to $60.3 million, or $2.71 per diluted share, from $48.4 million, or $2.19 per diluted share, for the prior year. The gain in net income reflected a significant increase in the broadcasting segment's operating profits.

PUBLISHING

         Operating revenues from the Company's publishing segment for 1996 increased 14.7 percent to $309.1 million from $269.4 million in 1995. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, publishing revenues increased 3.5 percent. The comparable increase reflected higher advertising revenues in 1996.

         Newspaper advertising revenues, on a comparable basis, excluding PCN from 1996 and the extra week from 1995, increased $9.5 million, or 6 percent, in 1996. The significant portion of the current year increase resulted from higher classified advertising revenue at the St. Louis Post-Dispatch ("Post-Dispatch"). Increases in advertising rates for most categories and higher volume for zoned advertising were the primary factors in the 1996 revenue increase. In the fourth quarter of 1996 and the first quarter of 1997, varying rate increases were implemented at the Post-Dispatch, The Arizona Daily Star ("Star") and most of the PCN newspaper properties.

         Circulation revenues, on a comparable basis, excluding PCN from 1996 and the extra week from 1995, increased approximately $100,000, or 0.2 percent, in 1996. The Post-Dispatch and the Star experienced only slight fluctuations in paid circulation and average rates in 1996 compared to the prior year.

         Operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the publishing segment, excluding the St. Louis Agency adjustment, increased to $262.5 million in 1996 from $231.5 million in 1995, an increase of 13.4 percent. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating expenses increased 2.1 percent. Major increases in comparable expenses were promotion expense of $1.5 million, circulation distribution expenses of $611,000 and overall personnel costs of $574,000. Partially offsetting these increases were declines in newsprint expense of $1.1 million and inducement costs of $798,000.

         Operating income from the Company's publishing activities increased
28.3 percent to $32.6 million in 1996 from $25.4 million in 1995. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating income from the publishing segment increased 12 percent. The increase resulted from higher advertising revenues on a comparable basis.

BROADCASTING

         Broadcasting operating revenues for 1996 increased 10.9 percent to $225 million from $202.9 million in 1995. On a comparable basis, excluding the extra week from 1995, operating revenues increased 12.9 percent. Local spot advertising increased 14.2 percent and national spot advertising increased 14.7 percent. The current year increases reflected strong Olympic-related advertising at the Company's five NBC affiliated stations and significant political advertising of $13.2 million, an increase of $10.3 million.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 3.5 percent to $141.7 million in 1996 from $137 million in 1995. On a comparable basis, excluding the extra week from 1995, operating expenses increased 4.5 percent. This increase was primarily attributable to higher overall personnel costs of $4.2 million and higher national advertising commissions of $951,000.

         Operating income from the broadcasting segment in 1996 increased 26.2 percent to $83.2 million from $65.9 million in the prior year. On a comparable basis, excluding the extra week from 1995, operating income from the broadcasting segment increased 30.9 percent. The 1996 gain resulted from the significant increases in both local and national advertising revenues.


LIQUIDITY AND CAPITAL RESOURCES

         Outstanding debt, inclusive of the short-term portion of long-term debt, as of December 31, 1997, was $185.4 million, compared with $250.1 million at December 31, 1996. The decrease in the outstanding debt balance reflects the final repayment of $14.5 million under the Company's 8.8 percent Senior Note Agreement which matured in 1997 and the repayment of $50 million of credit agreement borrowings with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC Credit Agreement"). Although, the FNBC Credit Agreement borrowings were repaid during 1997, the $50 million line of credit remains available to the Company through June, 2001. As of December 31, 1997, the Company's outstanding debt balance consists primarily of fixed-rate senior notes with The Prudential Insurance Company of America (the "Prudential Senior Note Agreements").

         The Prudential Senior Note Agreements and the FNBC Credit Agreement require the Company to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder. Borrowings pursuant to the Prudential Senior Note Agreements will be repaid with new borrowings prior to the Merger, and the Prudential Senior Note Agreements and FNBC Credit Agreement will be terminated. The Company's new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, New Pulitzer will have no long-term borrowings immediately after the Spin-off and Merger.

          As of December 31, 1997, commitments for capital expenditures were approximately $13.8 million, relating to normal capital equipment replacements at both publishing and broadcasting locations (including Year 2000 projects in-process) and the cost of a building project at the Louisville broadcasting property. Commitments for capital expenditures at the Company's publishing locations represented approximately $9.2 million of the Company's total commitment at December 31. At the time of the Spin-off and Merger,capital commitments related to publishing locations will be assumed by New Pulitzer and capital commitments of the Broadcasting Business will be assumed by Hearst-Argyle. Commitments for film contracts and license fees as of December 31, 1997 were approximately $30 million. In addition, as of December 31, 1997, the Company had unfunded capital contribution commitments of approximately $13.9 million related to investments in three limited partnerships.

         At December 31, 1997, the Company had working capital of $99.3 million and a current ratio of 2.32 to 1. This compares to working capital of $95.3 million and a current ratio of 2.24 to 1 at December 31, 1996.

         The Company from time to time considers acquisitions of properties when favorable investment opportunities are identified. In the event an investment opportunity is identified, management expects that it would be able to arrange financing on terms and conditions satisfactory to the Company.

         The Company generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements, debt installments and dividend payments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger (collectively referred to as the "Transactions"), the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt and the costs of the Transactions discussed below. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Transactions. (See
Note 2 to the Company's Consolidated Financial Statements included in this
Exhibit 99-1 to the Company's Current Report on Form 8-K.)

         In connection with the Transactions, the Company will incur new borrowings, prepay existing Company debt and make several one-time payments near the dates of the Transactions. The Company will incur a prepayment penalty related to the prepayment of the existing borrowings under the Prudential Senior Note Agreements. Based upon December 31, 1998 interest rates, the prepayment penalty would be approximately $21.8 million. Professional fees to be incurred related to the Transactions are estimated in the range of $37 million. Management bonuses to be paid at the date of the Merger are estimated at approximately $12.1 million. Pursuant to the Merger Agreement, the Company will cash-out all outstanding stock options at the date of the Merger. Based upon outstanding options (876,873) and the Company's common stock market price ($86.63) as of December 31, 1998, payments to employee option holders of approximately $45.2 million would have been required. It is anticipated that a portion of the option cash-out and bonus payments will be deferred at the time of the Merger and paid at a future date. The Company expects to realize tax benefits related to the long-term debt prepayment penalty, stock option cash-out payments and bonus payments. The preceding amounts represent estimates based upon current information available to management of the Company. The final actual amounts will likely differ from the estimates.

          To the extent a gain is generated by the Transactions, a corporate-level income tax ("Spin-off Tax") will be due. The gain is measured by the excess, if any, of the fair market value of New Pulitzer stock distributed by the Company to its stockholders in the Spin-off over the Company's adjusted tax basis in such New Pulitzer stock immediately prior to the distribution. At December 31, 1998, the fair market value of the New Pulitzer Stock would be estimated as the difference between the closing price of the Company's common stock on December 31, 1998 ($86.63) and an estimate of the fair market value for the Broadcasting Business of $54.32 per share. The fair market value for the Broadcasting Business was estimated based upon the fixed number of shares of Hearst-Argyle Series A common stock (37,096,774 shares) that will be exchanged for the Company's common stock and Class B common stock (22,536,412 shares at December 31, 1998) and the closing price of Hearst-Argyle's Series A common stock on December 31, 1998 ($33.00)(i.e., 37,096,774 shares multiplied by $33.00 per share divided by 22,536,412 shares equals $54.32). Using a fair market value of $32.31 (the excess of $86.63 over $54.32) per common share for the New Pulitzer Stock, no gain (or tax) would result from the transactions because the adjusted tax basis of the New Pulitzer Stock would be approximately $34.20 per share.


    The following table illustrates the calculation of several Spin-off Tax estimates under various common stock closing prices for Pulitzer and Hearst-Argyle:


                                                                        FOR THE MONTH ENDED DECEMBER 31,
                                                                                      1998
                                                       AS OF            --------------------------------
                                                  JANUARY 19, 1999           HIGH               LOW
                                                  ----------------           ----               ---
    Closing price of Pulitzer's common stock....   $        85.19       $        86.63      $      76.63
                                                   --------------       --------------      ------------
    Estimated fair market value for Broadcasting
      Business:
      Hearst-Argyle shares to be exchanged for
         Pulitzer shares........................       37,096,774           37,096,774        37,096,774
      Closing price of Hearst-Argyle common
         stock..................................   $        30.94       $        33.00      $      24.38
                                                   --------------       --------------      ------------
      Estimated fair market value...............   $1,147,774,188       $1,224,193,542      $904,419,350
      Divide by the number of shares of Pulitzer
         common stock outstanding on December
         31, 1998...............................       22,536,412           22,536,412        22,536,412
                                                   --------------       --------------      ------------
      Estimated fair market value per share for
         Broadcasting Business..................   $        50.93       $        54.32      $      40.13
                                                   --------------       --------------      ------------
    Estimated fair market value per share for
      New Pulitzer Stock........................   $        34.26       $        32.31      $      36.50
    Estimated tax basis per share for New
      Pulitzer Stock............................   $        34.25       $        34.20      $      34.52
                                                   --------------       --------------      ------------
    Estimated gain (loss) per share from
      Spin-off..................................   $         0.01       $        (1.89)     $       1.98
    Estimated number of shares of New Pulitzer
      Stock at the time of the Spin-off (based
      upon the number of shares of Pulitzer's
      common stock outstanding on December 31,
      1998).....................................       22,536,412           22,536,412        22,536,412
                                                   --------------       --------------      ------------
    Estimated gain (loss) from Spin-off.........   $      225,364       $  (42,593,819)     $ 44,622,096
    Estimated U.S. federal and state income tax
      rate......................................              39%                  39%               39%
                                                   --------------       --------------      ------------
    Estimated Spin-off Tax......................   $       87,892                  N/A      $ 17,402,617
                                                   ==============       ==============      ============


    The above amounts are estimates provided to show the range of possible results based upon historical price per share data for Pulitzer and Hearst-Argyle. The actual gain and related income tax will depend on the fair market value of, and Pulitzer's adjusted tax basis in, the New Pulitzer Stock at the time of the Spin-off.


         In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

         The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

          "Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm chosen by the two previously selected valuation firms. Any such agreement or determination shall be final and binding on the parties.

         As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.



         The following table illustrates the calculation of potential additional payments under the Gross-up Transaction agreements, assuming, among other things, a determination of a Gross-up Transaction, an Imputed Value of $84.11 and a Fair Market Value of Transaction Proceeds of various amounts above and below $84.11.



                                                                                      For the Period May 25, 1998
                                                                                         (date of Merger press
                                                       For the Month Ended                  release) through
                                                        December 31, 1998                  December 31, 1998
                                                  -------------------------------    -------------------------------
                                                       High            Low                High            Low

     Fair Market Value of
       Transaction Proceeds (using high and low
       closing prices of Pulitzer's common                $86.63          $76.63             $89.25          $64.94
       stock)

     Less Imputed Value (assumes adjustment
       to reflect stock dividends and stock
       splits since 1986)                                 $84.11          $84.11             $84.11          $84.11
                                                     ---------------------------        ---------------------------

     Transaction Proceeds in excess of
       Imputed Value                                       $2.52             n/a              $5.14             N/a

     Multiply by applicable percentage                       50%             50%                50%             50%

     Multiply by the number of shares of
       Pulitzer's common stock issuable upon
       sonversion of the shares of Pulitzer's
       Class B common stock owned by the
       1986 Selling Stockholders, adjusted for
       stock dividends and stock splits since
       1986                                           11,700,850      11,700,850         11,700,850      11,700,850
                                                     ---------------------------        ---------------------------

     Additional payment to the 1986 Selling
       Stockholders                                  $14,743,071              $0        $30,071,185              $0
                                                     ============================       ===========================


     If the Imputed Value is determined to be $154.19 instead of $84.11, no additional payment to the 1986 Selling Stockholders would be required under any of the above calculations.




         Pursuant to the Merger Agreement, New Pulitzer will indemnify Hearst-Argyle against losses related to: (i) on an after tax basis, certain tax liabilities, including (A) any transfer tax liability attributable to the Spin-off, (B) with certain exceptions, any tax liability of Pulitzer or any subsidiary of Pulitzer attributable to any tax period (or portion thereof) ending on or before the closing date of the Merger, including tax liabilities resulting from the Spin-off, and (C) any tax liability of New Pulitzer or any subsidiary of New Pulitzer; (ii) liabilities and obligations under any employee benefit plans not assumed by Hearst-Argyle; (iii) any liabilities for payments made pursuant to a Gross-Up Transaction; and (iv) certain other matters as set forth in the Merger Agreement.

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four digits to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, Pulitzer began reviewing and preparing its computer systems for the Year 2000. Generally, at Pulitzer's newspaper publishing locations, the following categories of computer systems were identified for assessment of Year 2000 compliance: pre-press systems, press systems, post-press systems, business systems, network systems, desktop PC systems, telecommunication systems and building systems. Significant sub-systems within these categories which were identified as non-compliant during the assessment phase represented aging hardware and software which would have required replacement in the near term irrespective of the Year 2000 Issue. Consequently, Pulitzer adopted a Year 2000 strategy which will replace its significant non-compliant systems with new compliant systems prior to December 31, 1999.

         Pulitzer's strategy for achieving Year 2000 compliance was developed using a five phase plan as follows: (1) educate and plan; (2) assess; (3) replace and renovate; (4) validate/test; and (5) implement. As of December 31, 1997, Pulitzer has completed the planning and assessment phases and is in the process of replacing, testing and implementing new compliant systems (with some systems already implemented). Pulitzer and New Pulitzer expect to have substantially all of the Year 2000 system changes implemented by December 31, 1998 at The Arizona Daily Star, March 31, 1999 at the St. Louis Post-Dispatch and September 30, 1999 at the PCN properties.

         Pulitzer's current estimate of capital expenditures for new hardware and software to address Year 2000 issues, as well as to replace aging systems, is approximately $11.6 million for its newspaper publishing locations. At December 31, 1997, approximately $9.8 million of the total capital expenditure estimate remains to be spent through the projected implementation dates. These amounts do not include either the internal staff costs of Pulitzer's information technology department or the cost of minor Year 2000 system modifications, both of which are recorded as expense in the period incurred. Year 2000 modification costs for minor system issues are not expected to be significant. The Year 2000 related capital expenditures have been considered in Pulitzer's normal capital budgeting process and will be funded through operating cash flows.

         In addition to addressing internal system issues, Pulitzer is communicating with its major suppliers (including but not limited to newsprint, ink, telecommunication services and utilities) and selected customers to obtain assurance of their preparedness for the Year 2000. In general, questionnaires are being used to identify potential Year 2000 issues at these third parties which may impact Pulitzer's business operations and require a remedy. Pulitzer has received some responses explaining the status of compliance and will make follow-up inquiries where appropriate.

          As of December 31, 1997, Pulitzer believes that its plan for achieving Year 2000 compliance will be fully implemented by September 30, 1999. However, as it is not possible to anticipate all future outcomes, especially where third parties are involved, Pulitzer is in the process of developing Year 2000 contingency plans for mission critical business and production systems.

         In the event that either Pulitzer or Pulitzer's suppliers and customers do not successfully implement their Year 2000 plans on a timely basis, Pulitzer could experience business losses. In the most extreme case, publication of Pulitzer's newspapers and on-line products, as well as the sale of advertising, could be interrupted and/or delayed. The extent of losses under such a scenario have not been estimated by Pulitzer.

         The preceding discussion relates to Pulitzer's publishing operations only. Pulitzer does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger.

DIGITAL TELEVISION

         The Company's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at the Company's other television stations is May 1, 2002. The Company is currently considering available options to comply with the FCC's timetable but does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the consolidated financial statements of Pulitzer Publishing Company and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 6, 1998 (July 17, 1998 as to paragraphs 1,2,3 and 5 of Note 2 and paragraphs 3 through 7 of Note 13; November 25, 1998 as to paragraph 4 of Note 2; and December 11, 1998 as to Note 17); such report is included elsewhere in this Current Report on Form 8-K. Our audits also included the consolidated financial statement schedule II of Pulitzer Publishing Company and its subsidiaries. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
February 6, 1998
(July 17, 1998 as to paragraphs
  1,2,3 and 5 of Note 2 and
  paragraphs 3 through 7 of
  Note 13; November 25, 1998
  as to paragraph 4 of Note 2;
  and December 11, 1998 as
  to Note 17)

                                   SCHEDULE II

                  PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
            SCHEDULE II - VALUATION & QUALIFYING ACCOUNTS & RESERVES
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 & 1995


                                     Balance At  Charged to   Charged to                              Balance
                                      Beginning    Costs &       Other                               At End Of
Description                           Of Period   Expenses     Accounts           Deductions          Period
----------------------------------------------------------------------------------------------------------------
                                                                   (In thousands)
Year Ended December 31, 1997
-------------------------------------
Valuation Accounts:
  Allowance for Doubtful
    Accounts                              $2,576      $1,468          $178 (a)          $1,811 (b)       $2,411

Reserves:
  Accrued Medical Plan                       389       4,714             0               4,060 (c)        1,043

  Workers Compensation                     2,126       1,199             0               1,368            1,957

Year Ended December 31, 1996
-------------------------------------

Valuation Accounts:
  Allowance for Doubtful
    Accounts                              $2,009      $2,131          $321 (a)          $1,885 (b)       $2,576

Reserves:
  Accrued Medical Plan                       561       4,198             0               4,370 (c)          389

  Workers Compensation                     2,005       1,478             0               1,357            2,126

Year Ended December 31, 1995
-------------------------------------

Valuation Accounts:
  Allowance for Doubtful
    Accounts                              $2,135      $1,538          $247 (a)          $1,911 (b)       $2,009

Reserves:
  Accrued Medical Plan                       789       4,907             0               5,135 (c)          561

  Workers Compensation                     2,327       1,192             0               1,514            2,005

(a) - Accounts reinstated, cash recoveries, etc.

(b) - Accounts written off

(c) - Amount represents:      1997       1996       1995
                              ----       ----       ----
           Claims paid        $3,596     $3,830     $4,660
           Service fees          473        579        548
           Cash refunds          (9)       (39)       (73)
                              ------     ------     ------
                              $4,060     $4,370     $5,135
                              ======     ======     ======